Mail Stop 3561
								October 20, 2008

Via Fax & U.S. Mail

Mr. Richard T. Marabito
Chief Financial Officer
5096 Richmond Road
Bedford Heights, Ohio 44146

Re:	Olympic Steel, Inc.
	Form 10-K for the year ended December 31, 2007
      Filed March 14, 2008
	File No. 000-23320

Dear Mr. Marabito:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.


      Sincerely,



      Linda Cvrkel
      Branch Chief







VIA FACSIMILE (216) 292-3974
Mr. Richard T. Marabito
Mr. Richard T. Marabito
Olympic Steel, Inc.
August 27, 2008
Page 1